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                                                              EXHIBIT 99

CONTACT:     James A. Zweifel
             President Casinos, Inc.
             314-622-3018

                                                         FOR IMMEDIATE RELEASE


                    PROPOSED SALE BY PRESIDENT CASINOS OF
           LEASEHOLD INTEREST IN BILOXI, MISSISSIPPI IS TERMINATED

ST. LOUIS, MISSOURI, October 23, 1996 -- President Casinos, Inc. (NASDAQ:PREZ) announced today that its proposed sale to Primadonna Resorts, Inc. of leasehold rights at the Broadwater Marina in Biloxi, Mississippi, has been terminated. Primadonna announced that it has decided not to pursue plans to expand in the Biloxi market as this time. President had entered into a letter of intent with Primadonna for such transaction in July, 1996.

The Broadwater Marina property, currently the site of President Casinos' barge casino operations in Biloxi, is leased by President Casinos under a long-term lease from BH Acquisition Corporation, a company wholly owned by John E. Connelly, the chairman and principal stockholder of President Casinos.

John S. Aylsworth, Executive Vice President and Chief Operating Officer of President Casinos, commented, "We will continue to consider various strategic alternatives for our operations in Biloxi, where operating results have improved over the past year."

In a separate but related proposed transaction announced in July, 1996, Primadonna had entered into a letter of intent with BH Acquisition for the sale of certain properties owned by BH Acquisition in Biloxi, including the Broadwater Marina property, the Broadwater Resort, the Broadwater Tower and the 18-hole Sun Golf Course. Primadonna has since announced that it will not enter into a definitive agreement with BH Acquisition.

President Casinos, Inc. owns and operates riverboat and dockside gaming facilities in Davenport, Iowa, Biloxi, Mississippi and downtown St. Louis, Missouri near the base of the Gateway Arch.